EXHIBIT 99

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(312) 633-0333
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS RECORD FOURTH QUARTER AND ANNUAL RESULTS FOR 2004

CHICAGO, January 25, 2005 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today fourth quarter and annual results for 2004. The Company had net income of $17.6 million for the fourth quarter of 2004 compared to $14.3 million for the fourth quarter of 2003, an increase of 23.6%. Fully diluted earnings per share for the fourth quarter of 2004 increased 15.4% to $0.60 compared to $0.52 per share in the fourth quarter of 2003. The Company had net income of $64.4 million for the year ended December 31, 2004 compared to $53.4 million for year ended December 31, 2003, an increase of 20.7%. Fully diluted earnings per share for 2004 increased 14.8% to $2.25 compared to $1.96 per share in 2003.

In addition to the operating results noted above, the Company had the following significant items that occurred during the fourth quarter of 2004:

•	The Company relocated approximately 337 employees to its new MB Financial Center operations facility located in Rosemont, Illinois. The move precipitated the sale of two bank facilities and the retirement of certain bank assets resulting in a net gain of $2.8 million during the quarter. The Company also incurred approximately $477 thousand in moving expenses related to the consolidation of employees at the MB Financial Center. See "Fourth Quarter Results" section below for further analysis.

•	A $1.4 million net loss on sale of investment securities was recognized as part of the Company’s ongoing strategy to maintain good long-term investment portfolio returns.

•	Net loans increased $157 million, or 20.0% on an annualized basis during the quarter due to strong new and existing customer demand for commercial, commercial real estate and construction real estate loans.

•	Net interest margin on a fully tax equivalent basis increased 4 basis points to 3.87% compared to the third quarter of 2004 primarily due to the rise in short-term interest rates.

See "Selected Financial Ratios" section below for additional statistical data regarding the Company’s 2004 fourth quarter and annual performance.

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RESULTS OF OPERATIONS

Fourth Quarter Results

Net income was $17.6 million for the fourth quarter of 2004, compared to $14.3 million for the fourth quarter of 2003. The results for the fourth quarter of 2004 generated an annualized return on average assets of 1.36% and an annualized return on average equity of 14.69%, compared to 1.33% and 15.39%, respectively, for the same period in 2003.

Net interest income was $44.1 million for the three months ended December 31, 2004, an increase of $7.5 million, or 20.7% from $36.6 million for the comparable period in 2003. Net interest income grew primarily due to a $793.2 million, or 20.5% increase in average interest earning assets. Approximately $400 million of the increase in average interest earning assets is due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.87% for the fourth quarter of 2004 and 3.84% for the fourth quarter of 2003.

Provision for loan losses decreased $287 thousand to $2.3 million in the fourth quarter of 2004 from $2.5 million in the comparable 2003 period. Net charge-offs were $2.4 million in the quarter ended December 31, 2004 compared to $1.5 million in the quarter ended December 31, 2003. See "Asset Quality" section below for further analysis of the allowance for loan losses.

Other income decreased $1.9 million, or 12.4% to $13.6 million for the quarter ended December 31, 2004 from $15.5 million for the fourth quarter of 2003. Net losses on sale of investment securities available for sale increased by $1.7 million as net losses of $1.4 million were realized in the fourth quarter of 2004 compared to net gains of $269 thousand in the 2003 quarter. The 2004 losses were incurred due to the sale of U.S. Government agencies, states and political subdivisions, and corporate securities totaling $89.2 million in book value as part of the Company’s ongoing strategy to maintain good long-term investment portfolio returns. Total sale proceeds of $87.8 million were reinvested in a similar blend of investment securities with higher yields. Net lease financing declined by $704 thousand due to higher levels of income realized on leased equipment, which the Company owns a residual interest, in the fourth quarter of 2003. Other operating income decreased by $461 thousand, primarily due to a $240 thousand decrease in gain on sales of other real estate owned during the 2004 period, a $130 thousand decrease in gain on the sale of residential mortgage loans, and a $46 thousand decline in ATM Fees. Deposit service fees increased by $598 thousand primarily due to increases in NSF and overdraft fees and monthly service charges of $437 thousand and $121 thousand, respectively. Increase in cash surrender value of life insurance increased by $171 thousand primarily due to a $6.0 million purchase of insurance by Union Bank in December 2003.

Other expense increased by $927 thousand, or 3.2% to $29.9 million for the quarter ended December 31, 2004 from $28.9 million for the quarter ended December 31, 2003. Salaries and employee benefits and advertising and marketing expense increased by $1.9 million and $315 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Computer service expense increased by $163 thousand due to organic growth and the acquisition of First SecurityFed, as well as system upgrades and expansion related to the Company’s new MB Financial Center operations facility in Rosemont, Illinois. The fourth quarter of 2003 reflects a $720 thousand reversal of the remaining reserve related to the merger-of-equals between MB Financial, Inc. and MidCity Financial Corporation in 2001. Occupancy and equipment expense decreased by $866 thousand. The decrease was due primarily to a net gain of $2.8 million realized on the sale of two banking facilities and the retirement of certain assets relating to the consolidation of employees at MB Financial Center. The net gain is comprised of a $4.5 million gain on the sale of two banking facilities and $1.7 million in losses on the retirement of assets. The net gain was offset by a $1.0 million decline in building rental income, as well as increases in miscellaneous occupancy and equipment and depreciation expense of $562 thousand and $357 thousand, respectively. Rental income declined due to the departure of two tenants at MB Financial Center in December 2003 in anticipation of the space being occupied by the Company. Miscellaneous occupancy and equipment increased primarily due to $477 thousand in moving expenses incurred in relocating staff to MB Financial Center, while depreciation expense increased due to assets placed in service at MB Financial Center. Other operating expenses declined by $681 thousand partially due to a $234 thousand decrease in directors fees, as several directors elected to receive option-based compensation rather than cash. Professional and legal expense decreased by $427 thousand due to less litigation activity during the 2004 quarter.

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Income tax expense for the three months ended December 31, 2004 increased $1.7 million to $8.0 million compared to $6.3 million for the comparable period in 2003. The effective tax rate was 31.2% and 30.7% for the three months ended December 31, 2004 and 2003, respectively. The increase in the effective tax rate was primarily due to additional state income tax, net of federal benefit, in Oklahoma related to the Company’s Union Bank subsidiary for the fourth quarter of 2004 compared to the same period in 2003.

Annual Results

Net income was $64.4 million for the year ended December 31, 2004, compared to $53.4 million for the year ended December 31, 2003, an increase of 20.7%. Fully diluted earnings per share for the year ended December 31, 2004 increased 14.8% to $2.25 compared to $1.96 per share in 2003. Annual results for 2004 generated a return on average assets of 1.34% and a return on average equity of 14.88%, compared to 1.28% and 14.82%, respectively, for the year ended December 31, 2003.

Net interest income was $160.4 million for the year ended December 31, 2004, an increase of $18.9 million, or 13.3% from $141.5 million for the year ended December 31, 2003. Net interest income grew primarily due to a $547.9 million, or 14.4% increase in average interest earning assets, which offset a one basis point decline in the net interest margin, expressed on a fully tax equivalent basis, to 3.79% from 3.80% in the comparable 2003 period. The increase in average interest earning assets was primarily due to organic growth, as well as an additional $235 million due to the acquisition of First SecurityFed in the second quarter of 2004.

Provision for loan losses decreased $5.0 million to $7.8 million in the year ended December 31, 2004 from $12.8 million in the year ended December 31, 2003. Net charge-offs were $7.2 million for the year ended December 31, 2004 compared to $10.1 million for the year ended December 31, 2003. See "Asset Quality" section below for further analysis of the allowance for loan losses.

Other income decreased $2.8 million, or 4.4% to $62.3 million for the year ended December 31, 2004 from $65.1 million for the 2003 period. Gain on sale of bank subsidiary declined by $3.1 million, reflecting the sale of Abrams Centre Bancshares, Inc. (Abrams), our former banking subsidiary located in Dallas, Texas, in the second quarter of 2003. Loan service fees declined by $1.2 million primarily due to declines in loan prepayment fees and mortgage banking fees of $599 thousand and $504 thousand, respectively. Net gain on sale of securities available for sale decreased by $1.1 million due to net losses of $308 thousand in 2004 compared to net gains of $798 thousand in 2003. Other operating income also declined by $1.1 million, primarily due to a $720 thousand decline in gain on the sale of residential mortgage loans. Mortgage loans sold (excluding $88.2 million of First SecurityFed loans which were securitized and transferred to investment securities available for sale in the third quarter of 2004) decreased $97.2 million to $20.6 million for the year ended December 31, 2004 compared to $117.8 million during the same period of 2003. The volume of mortgage loans originated and sold during 2004 was significantly lower than 2003 primarily due to a rise in interest rates. However, trust, asset management and brokerage fees increased by $1.8 million to $15.2 million due to a $1.6 million increase in brokerage fees and a $397 thousand increase in income from trust and asset management activities, offset by a $121 thousand decline in insurance agency fees. Brokerage fees increased primarily due to higher investment sales activity at our wholly owned full service broker/dealer, Vision Investment Services, Inc (Vision). Deposit service fees increased by $1.5 million primarily due to increases in NSF and overdraft fees and monthly service charges of $1.1 million and $362 thousand, respectively.

Other expense increased by $5.8 million, or 5.0% to $122.1 million for the year ended December 31, 2004 from $116.3 million for the year ended December 31, 2003. Salaries and employee benefits and advertising and marketing expense increased by $6.2 million and $930 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Computer service expense increased by $679 thousand due to organic growth and acquisition of First SecurityFed, as well as system upgrades and expansion related to the new MB Financial Center. Brokerage fee expense increased by $705 thousand primarily due to higher investment sales activity at Vision during 2004. The year ended December 31, 2003 reflects a $720 thousand reversal of the remaining reserve related to the merger-of-equals between MB Financial, Inc. and MidCity Financial Corporation in 2001. Professional and legal expense decreased by $2.7 million. The decrease was due to non-routine expenses incurred in the year ended December 31,

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2003, primarily the write-off of $1.0 million in costs associated with planning construction of a new operations center prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure, approximately $400 thousand in legal expense as the plaintiff in litigation defending our corporate trademark, and the settlement of litigation costing approximately $300 thousand in conjunction with the sale of Abrams. Prepayment fee on Federal Home Loan Bank advances decreased by $1.1 million due to a fee incurred in the 2003 period on the payoff of $8.1 million in long-term advances; there were no prepayments in the 2004 period.

Income tax expense for the year ended December 31, 2004 increased $4.1 million to $28.3 million compared to $24.2 million for 2003. The effective tax rate was 30.6% and 31.2% for the years ended December 31, 2004 and 2003, respectively. The decline in the effective tax rate was primarily due to a $2.9 million increase in nontaxable investment securities income during the year ended December 31, 2004 compared to the same period in 2003.

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NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended December 31,
	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,263,222	$ 49,654	6.05%	$ 2,780,240	$ 40,226	5.74%
Loans exempt from federal income taxes (3)	3,099	51	6.44	3,312	53	6.26
Taxable investment securities	1,139,610	12,016	4.22	893,842	9,475	4.24
Investment securities exempt from federal income taxes (3)	248,870	3,528	5.55	175,700	2,529	5.63
Federal funds sold	59	-	1.80	11,573	28	0.95
Other interest bearing deposits	10,647	39	1.46	7,656	9	0.47
Total interest earning assets	4,665,507	65,288	5.57	3,872,323	52,320	5.36
Non-interest earning assets	493,416			387,872
Total assets	$ 5,158,923			$ 4,260,195

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 796,878	$ 1,871	0.93%	$ 712,687	$ 1,277	0.71%
Savings deposits	539,703	844	0.62	464,286	623	0.53
Time deposits	1,902,126	12,361	2.59	1,628,258	9,943	2.42
Short-term borrowings	525,360	2,374	1.80	335,487	1,074	1.27
Long-term borrowings and junior subordinated notes	188,219	2,443	5.08	122,964	1,942	6.18
Total interest bearing liabilities	3,952,286	19,893	2.00	3,263,682	14,859	1.81
Non-interest bearing deposits	671,828			577,978
Other non-interest bearing liabilities	57,067			50,296
Stockholders’ equity	477,742			368,239
Total liabilities and stockholders’ equity	$ 5,158,923			$ 4,260,195
Net interest income/interest rate spread (4)		$ 45,395	3.57%		$ 37,461	3.55%
Taxable equivalent adjustment		1,253			903
Net interest income, as reported		$ 44,142			$ 36,558
Net interest margin on a fully tax equivalent basis (5)			3.87%			3.84%
Net interest margin (5)			3.76%			3.75%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $2.6 million and $1.6 million for the three months ended December 31, 2004 and 2003, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $7.9 million, or 21.2% to $45.4 million for the three months ended December 31, 2004 from $37.5 million for the three months ended December 31, 2003. Tax-equivalent interest income increased by $13.0 million due to a $793.2 million, or 20.5% increase in average interest earning assets. The increase was comprised of a $482.8 million, or 17.3% increase in average loans, and a $318.9 million, or 29.8% increase in average investment securities, offset by an $11.5 million decline in federal funds sold. The yield on average interest earning assets increased 21 basis points to 5.57% due to the increase in market interest rates. Interest expense increased by $5.0 million as average interest bearing liabilities increased by $688.6 million, while their cost increased by 19 basis points to 2.00% also due to the increase in market interest rates. Approximately $400 million of the increase in average interest earning assets and $410 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin expressed on a fully tax equivalent basis was 3.87% in the fourth quarter of 2004 and 3.84% the fourth quarter of 2003. The net interest margin expressed on a fully tax equivalent basis for the fourth quarter of 2004 increased by 4 basis points from 3.83% in the third quarter of 2004 primarily due to the rise in short-term interest rates.

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The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Year Ended December 31,
	2004			2003
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,076,077	$ 178,005	5.79%	$ 2,746,920	$ 164,325	5.98%
Loans exempt from federal income taxes (3)	3,164	206	6.40	3,589	238	6.54
Taxable investment securities	1,036,372	43,061	4.15	884,619	36,933	4.18
Investment securities exempt from federal income taxes (3)	220,148	12,563	5.61	141,171	8,035	5.61
Federal funds sold	5,008	48	0.94	19,439	215	1.09
Other interest bearing deposits	9,463	100	1.06	6,568	53	0.81
Total interest earning assets	4,350,232	233,983	5.38	3,802,306	209,799	5.52
Non-interest earning assets	450,929			371,002
Total assets	$ 4,801,161			$ 4,173,308

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 741,912	$ 5,835	0.79%	$ 684,819	$ 5,986	0.87%
Savings deposits	506,737	2,957	0.58	462,672	3,072	0.66
Time deposits	1,801,494	44,582	2.47	1,646,501	44,170	2.68
Short-term borrowings	472,289	6,733	1.43	285,753	4,021	1.41
Long-term borrowings and junior subordinated notes	169,271	9,007	5.23	125,534	8,119	6.38
Total interest bearing liabilities	3,691,703	69,114	1.87	3,205,279	65,368	2.04
Non-interest bearing deposits	623,650			554,191
Other non-interest bearing liabilities	52,816			53,628
Stockholders’ equity	432,992			360,210
Total liabilities and stockholders’ equity	$ 4,801,161			$ 4,173,308
Net interest income/interest rate spread (4)		$ 164,869	3.51%		$ 144,431	3.48%
Taxable equivalent adjustment		4,469			2,895
Net interest income, as reported		$ 160,400			$ 141,536

Net interest margin on a fully tax equivalent basis (5)			3.79%			3.80%
Net interest margin (5)			3.69%			3.72%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $7.7 million and $4.6 million for the years ended December 31, 2004 and 2003, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $20.5 million, or 14.2% to $164.9 million for the year ended December 31, 2004 from $144.4 million for the year ended December 31, 2003. Tax-equivalent interest income increased by $24.2 million due to a $547.9 million, or 14.4% increase in average interest earning assets. The increase was comprised of a $328.7 million, or 12.0% increase in average loans, and a $230.7 million, or 22.5% increase in average investment securities, offset by a $14.4 million decline in federal funds sold. The increase in average interest earning assets was partially offset by a 14 basis point decline in their yield to 5.38% partially due to lower intermediate and long-term interest rates in 2004. Interest expense increased by $3.7 million due to a $486.2 million, or 15.2% increase in average interest bearing liabilities, which was partially offset by a 17 basis point decline in the cost of interest bearing liabilities partially due to lower intermediate and long-term interest rates in 2004. The increase in average interest earning assets and interest bearing liabilities was primarily due to organic growth, as well as the acquisition of First SecurityFed in the second quarter of 2004, which added approximately $235 million in average interest earning assets and $240 million in average interest bearing liabilities.

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BALANCE SHEET

Total assets increased $898.9 million or 20.6% to $5.3 billion at December 31, 2004 from $4.4 billion at December 31, 2003. Net loans increased by $515.1 million, or 18.5% to $3.3 billion at December 31, 2004 (See "Loan Portfolio" section below). Investment securities available for sale increased by $279.3 million, or 25.1% to $1.4 billion at December 31, 2004. The above increases were due to our acquisition of First SecurityFed, which had total assets, net loans and investment securities available for sale of $576.0 million, $295.8 million and $162.1 million, respectively, at the acquisition date, and organic growth. During the third quarter of 2004, $88.2 million in residential real estate loans acquired from First SecurityFed were securitized and transferred to investment securities available for sale for additional flexibility and favorable capital treatment on our balance sheet.

Total liabilities increased by $792.7 million, or 19.9% to $4.8 billion at December 31, 2004 from $4.0 billion at December 31, 2003. Total deposits grew by $530.0 million, or 15.4% to $4.0 billion at December 31, 2004, partially due to our acquisition of First SecurityFed, which had total deposits of $319.9 million at the date of acquisition, as well as organic growth. Short-term borrowings increased by $170.4 million, or 43.5% due to increases of $103.1 million and $116.6 million in short-term Federal Home Loan Bank advances ($16.4 million assumed from First SecurityFed), and securities sold under agreement to repurchase, respectively, which were partially offset by a $47.5 million decrease in federal funds purchased. Long-term borrowings increased by $78.8 million, primarily due to a $78.2 million increase in long-term Federal Home Loan Bank advances, of which $77.5 million were assumed in the First SecurityFed acquisition.

Total stockholders’ equity increased $106.2 million, or 28.3% to $481.7 million at December 31, 2004 compared to $375.5 million at December 31, 2003. Additional paid-in capital increased by $66.0 million, due to shares issued in conjunction with the First SecurityFed acquisition. Retained earnings increased by $50.5 million due to net income of $64.4 million partially offset by $13.9 million, or $0.50 per share, in cash dividends. The above increases were offset by a $5.5 million increase in treasury stock, a $4.1 million decline in other comprehensive income, and an $870 thousand increase in unearned compensation related to restricted stock awards.

At December 31, 2004, the Company’s total risk-based capital ratio was 12.45%; Tier 1 capital to risk-weighted assets ratio was 11.28% and Tier 1 capital to average asset ratio was 8.55%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as "Well-Capitalized" under Federal Deposit Insurance Corporation regulations at December 31, 2004.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	December 31,		December 31,
	2004		2003
	Amount	% of Total	Amount	% of Total
Commercial	$ 725,823	22%	$ 647,365	23%
Commercial loans collateralized by assignment of lease payments	251,025	7%	234,724	8%
Commercial real estate	1,263,910	38%	1,090,498	39%
Residential real estate	436,122	13%	361,110	13%
Construction real estate	402,765	12%	268,523	9%
Consumer loans	265,912	8%	223,574	8%
Gross loans (1)	3,345,557	100%	2,825,794	100%
Allowance for loan losses	(44,266)		(39,572)
Net loans	$ 3,301,291		$ 2,786,222

(1)	Gross loan balances are net of unearned income, including net deferred loan fees of $4.2 million at December 31, 2004 and December 31, 2003.

Net loans increased by $515.1 million, or 18.5%, from $2.8 billion at December 31, 2003 to $3.3 billion at December 31, 2004. Commercial real estate, construction real estate, commercial, residential real estate, consumer loans, and commercial loans collateralized by assignment of lease payments grew by $173.4 million, $134.2 million, $78.5 million, $75.0 million, $42.3 million, and $16.3 million, respectively. The increases were primarily due to growth in both existing customer and new customer loan demand resulting

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 from our focus on marketing and new business development as well as our acquisition of First SecurityFed, which had net loans of $295.8 million at the acquisition date. Of the $295.8 million in net loans acquired from First SecurityFed, $88.2 million in residential real estate loans were securitized and transferred to investment securities available for sale in the third quarter of 2004 for additional flexibility and favorable capital treatment on the Company’s balance sheet.

Net loans increased by $157.4 million, or 20.0% on an annualized basis during the fourth quarter of 2004 from $3.1 billion at September 30, 2004 due to strong existing and new customer loan demand during the period.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	December 31, 2004	December 31, 2003
Non-performing loans:
Non-accrual loans	$ 23,495	$ 20,795
Loans 90 days or more past due, still accruing interest	189	317
Total non-performing loans	23,684	21,112
Other real estate owned	384	472
Other repossessed assets	-	-
Total non-performing assets	$ 24,068	$ 21,584
Total non-performing loans to total loans	0.71%	0.75%
Allowance for loan losses to non-performing loans	186.90%	187.44%
Total non-performing assets to total assets	0.46%	0.50%

Non-accrual loans increased $2.7 million from December 31, 2003 to December 31, 2004 primarily due to $2.6 million in loans acquired from First SecurityFed that are currently classified as non-accrual loans.

Total non-performing assets decreased by $2.2 million to $24.1 million at December 31, 2004 from $26.3 million at September 30, 2004 primarily due to a $1.9 million decline in non-accrual loans. Of the $1.9 million decline in non-accruals, approximately $1.0 million was due to the repayment of non-accrual loans acquired from First SecurityFed.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Balance at beginning of period	$ 44,392	$ 38,513	$ 39,572	$ 33,890
Additions from acquisition	-	-	4,052	3,563
Provision for loan losses	2,250	2,537	7,800	12,756
Charge-offs	(3,612)	(3,016)	(9,994)	(14,924)
Recoveries	1,236	1,538	2,836	4,815
Allowance related to bank subsidiary sold	-	-	-	(528)
Balance at December 31,	$ 44,266	$ 39,572	$ 44,266	$ 39,572
Total loans at December 31,	$ 3,345,557	$ 2,825,794	$ 3,345,557	$ 2,825,794
Ratio of allowance for loan losses to total loans	1.32%	1.40%	1.32%	1.40%

The Company maintains its allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, prior loss experience and the value of underlying collateral.

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Net charge-offs increased by $898 thousand in the quarter ended December 31, 2004 compared to the quarter ended December 31, 2003 primarily due to the charge-off of one lease loan totaling $1.5 million. The provision for loan losses declined by $287 thousand to $2.3 million in the quarter ended December 31, 2004 from $2.5 million in the quarter ended December 31, 2003 based on the results of our quarterly analysis of the loan portfolio.

Net charge-offs decreased by $2.9 million in the year ended December 31, 2004 compared to the year ended December 31, 2003. Charge-offs declined by $4.9 million as the 2003 period included charge-offs of two commercial loan and one commercial real estate loan totaling $4.1 million and $2.2 million, respectively. Recoveries decreased by $2.0 million primarily due to three loans with recoveries exceeding $400 thousand each in 2003. The provision for loan losses declined by $5.0 million to $7.8 million in the year ended December 31, 2004 from $12.8 million in the same period in 2003 based on the results of our quarterly analyses of the loan portfolio.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; and (14) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

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MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(Amounts in thousands, except common share data)
(Unaudited)

	2004	2003

ASSETS
Cash and due from banks	$ 88,231	$ 91,283
Interest bearing deposits with banks	17,206	6,647
Investment securities available for sale	1,391,444	1,112,110
Loans held for sale	372	3,830
Loans (net of allowance for loan losses of $44,266 at December 31, 2004
and $39,572 at December 31, 2003)	3,301,291	2,786,222
Lease investments, net	69,351	73,440
Premises and equipment, net	113,590	80,410
Cash surrender value of life insurance	86,304	82,547
Goodwill, net	124,228	70,293
Other intangibles, net	13,587	7,560
Other assets	48,371	40,751

Total assets	$ 5,253,975	$ 4,355,093

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 673,752	$ 598,961
Interest bearing	3,288,260	2,833,074
Total deposits	3,962,012	3,432,035
Short-term borrowings	561,995	391,600
Long-term borrowings	100,253	21,464
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	60,606	47,058
Total liabilities	4,772,309	3,979,600

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,867,963 shares at December 31, 2004 and 26,807,430 at December 31, 2003)	289	268
Additional paid-in capital	137,879	71,837
Retained earnings	347,450	296,906
Unearned compensation	(1,068)	(198)
Accumulated other comprehensive income	4,421	8,531
Less: 201,429 and 57,300 shares of treasury stock, at cost, at December 31,
2004 and December 31, 2003, respectively	(7,305)	(1,851)
Total stockholders' equity	481,666	375,493

Total liabilities and stockholders' equity	$ 5,253,975	$ 4,355,093

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MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Interest income:
Loans	$ 49,687	$ 40,261	$ 178,139	$ 164,480
Investment securities:
Taxable	12,016	9,475	43,061	36,933
Nontaxable	2,293	1,644	8,166	5,223
Federal funds sold	-	28	48	215
Other interest bearing accounts	39	9	100	53
Total interest income	64,035	51,417	229,514	206,904

Interest expense:
Deposits	15,076	11,843	53,374	53,228
Short-term borrowings	2,374	1,074	6,733	4,021
Long-term borrowings and junior subordinated notes	2,443	1,942	9,007	8,119
Total interest expense	19,893	14,859	69,114	65,368
Net interest income	44,142	36,558	160,400	141,536

Provision for loan losses	2,250	2,537	7,800	12,756

Net interest income after provision for loan losses	41,892	34,021	152,600	128,780

Other income:
Loan service fees	1,400	1,253	4,648	5,829
Deposit service fees	4,926	4,328	18,727	17,270
Lease financing, net	3,209	3,913	15,111	15,049
Trust, asset management and brokerage fees	3,393	3,404	15,223	13,384
Net (loss) gain on sale of securities available for sale	(1,390)	269	(308)	798
Increase in cash surrender value of life insurance	1,006	835	3,757	3,525
Gain on sale of bank subsidiary	-	-	-	3,083
Other operating income	1,065	1,526	5,096	6,157
	13,609	15,528	62,254	65,095
Other expense:
Salaries and employee benefits	17,299	15,372	68,310	62,078
Occupancy and equipment expense	3,564	4,430	18,117	17,754
Computer services expense	1,323	1,160	4,913	4,234
Advertising and marketing expense	1,412	1,097	5,045	4,115
Professional and legal expense	451	878	2,356	5,045
Brokerage fee expense	1,073	1,207	4,651	3,946
Telecommunication expense	880	905	2,888	2,751
Other intangibles amortization expense	228	293	1,015	1,160
Prepayment fee on Federal Home Loan Bank advances	-	-	-	1,146
Other operating expenses	3,628	4,309	14,792	14,754
Merger expenses	-	(720)	-	(720)
	29,858	28,931	122,087	116,263

Income before income taxes	25,643	20,618	92,767	77,612

Income taxes	7,997	6,338	28,338	24,220
Net Income	$ 17,646	$ 14,280	$ 64,429	$ 53,392

Common share data:
Basic earnings per common share	$ 0.62	$ 0.53	$ 2.31	$ 2.00
Diluted earnings per common share	$ 0.60	$ 0.52	$ 2.25	$ 1.96
Weighted average common shares outstanding	28,629,689	26,735,783	27,886,191	26,648,265
Diluted weighted average common shares outstanding	29,433,018	27,413,340	28,625,171	27,198,607

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MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)

	At or For the Three Months Ended December 31,		At or For the Year Ended December 31,
	2004	2003	2004	2003

Performance Ratios:

Annualized return on average assets	1.36%	1.33%	1.34%	1.28%

Annualized return on average equity	14.69	15.39	14.88	14.82

Net interest rate spread	3.57	3.55	3.51	3.48

Efficiency ratio (1)	49.44	54.88	53.68	55.70

Net interest margin - fully tax equivalent basis (2)	3.87	3.84	3.79	3.80

Net interest margin	3.76	3.75	3.69	3.72

Asset Quality Ratios:

Non-performing loans to total loans	0.71%	0.75%	0.71%	0.75%

Non-performing assets to total assets	0.46	0.50	0.46	0.50

Allowance for loan losses to total loans	1.32	1.40	1.32	1.40

Allowance for loan losses to
non-performing loans	186.90	187.44	186.90	187.44

Net loan charge-offs to average loans (annualized)	0.29	0.21	0.23	0.37

Capital Ratios:

Tangible equity to assets (3)	6.81%	7.02%	6.81%	7.02%
Equity to total assets	9.17	8.62	9.17	8.62
Tangible book value per share (4)	$ 12.18	$ 11.23	$ 12.18	$ 11.23
Book value per share (5)	$ 16.83	$ 14.05	$ 16.83	$ 14.05

Company’s Capital Ratios:

Total capital (to risk-weighted assets)	12.45%	12.86%	12.45%	12.86%
Tier 1 capital (to risk-weighted assets)	11.28	11.64	11.28	11.64
Tier 1 capital (to average assets)	8.55	8.97	8.55	8.97

(1)	Equals other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale. Note: gain (loss) on sale of fixed assets is included in total other expense for purposes of this calculation.
(2)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(3)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.

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